Exhibit 10.34
FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT
          This First Amendment to Note Purchase Agreement dated as of January 20, 2009 and effective as of December 31, 2008 (this “Amendment”), is entered into by and between RealPage, Inc., a Delaware corporation located at 4000 International Parkway, Carrollton, TX 75007 (the “Company”), and HV Capital Investors, L.L.C., a Michigan limited liability company located at 7 West Square Lake Road, Suite 122, Bloomfield Hills, Michigan 48302 (“Investor”). All capitalized terms not defined in this Amendment have the meaning set forth under the Note Purchase Agreement dated August 1, 2008 between the parties to this Amendment (the “Note Purchase Agreement”).
          1. Purpose. Pursuant to the Note Purchase Agreement, the Company issued the Note to Investor and entered into the Ancillary Agreements with Investor. The Company and Investor have entered into this Amendment to amend certain terms and conditions of the Note Purchase Agreement as set forth in this Amendment.
          2. Amendment.
2.1	Negative Covenants.
2.1.1	The following shall be added as Section 8.8.12 of the Note Purchase Agreement:

“8.8.12 So long as any Subordinated Promissory Notes of the Company dated December 31, 2008 (the “Subordinated Notes”) remain outstanding, the Company may make any Quarterly Payments or Additional Payments (each as defined in the Subordinated Notes) or any other payments otherwise permitted thereunder (“Subordinated Note Payments”) only if, both before and after giving pro forma effect to any such Subordinated Note Payment, the Company: (i) is not in default under this Agreement or any Ancillary Agreement; (ii) maintains (measured as of the end of the most recent month) a ratio of Funded Debt minus Excess Cash to EBITDA of not more than 3.0 to 1.0. For purposes of this Section 8.8.12(ii), “EBITDA” shall mean net income, plus interest expense, plus Income Taxes (hereinafter defined), plus depreciation, plus amortization, plus stock based compensation, plus non cash non recurring expenses for purchase accounting adjustment for deferred revenue, plus non cash non recurring expenses for an impairment charge on an asset, measured on an annualized trailing twelve (12) month basis; (iii) is in compliance with the terms of the loan agreement, as may be amended, with the Senior Lender; and (iv) the Average Cash Balance must be at least Three Million Dollars ($3,000,000) prior to making any payment under the Subordinated Notes. “Average Cash Balance” means the three (3) month average of cash as shown on the monthly balance sheet required to be delivered to Investor. For purposes of this Subsection 8.8.12 only, Funded Debt shall not include the outstanding amount due by the Company under the Subordinated Notes.”

2.1.2	The following shall be added as Section 8.8.13 of the Note Purchase Agreement:

“8.8.13 Subordinated Debt Payment may only be made if the amount of such Subordinated Debt Payment, plus the sum of all other Subordinated Debt Payments made on or after October 1, 2008, would not exceed Cumulative Net Cash Flow plus One Million Dollars ($1,000,000). “Cumulative Net Cash Flow” means EBITDA, less interest expense, less Capital Expenditures, less payment under any Funded Debt, less payments under Purchase Obligations, less Income Taxes paid, measured on a cumulative basis for the period beginning on October 1, 2008 and ending on the last day of the month before the date of any proposed Subordinated Note Payment. “Capital Expenditures” shall mean any amounts paid in respect of any purchase or other acquisition for value of fixed or capital assets; provided that in no event shall Capital Expenditures include amounts expended in respect of normal repair and maintenance of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary conduct of business (to the extent such amounts would not be capitalized in preparing a balance sheet determined in accordance with GAAP). “Purchase Obligations” means any future payments that are due to previous owners of companies acquired by the Company, including but not limited to, escrow payments and earn-out payments. “Income Taxes” shall mean for any period the aggregate amount of taxes based on the income or profits of the Company for such period, determined in accordance with GAAP.”
     3. Miscellaneous.
     3.1 Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.
     3.2 Original Agreement. Except to the extent modified by this Amendment, the terms and conditions of the Note Purchase Agreement will remain unchanged and shall continue in full force and effect.
     3.3 Governing Law. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

Signature page to First Amendment to Note Purchase Agreement between HV Capital Investors, LLC and RealPage, Inc.
dated December 31, 2008
     IN WITNESS WHEREOF, the parties have caused this First Amendment to Note Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

RealPage, Inc.
By:	/s/ Timothy J. Barker
	Name:	Timothy J. Barker
	Title:	CFO

HV Capital Investors, L.L.C. By: GWH Management, LLC Its: Manager
By:	/s/ Glennon Healey
Glennon W. Healey
Its: Manager